Exhibit 10.3
COLLATERAL ASSIGNMENT
SPLIT DOLLAR INSURANCE AGREEMENT
     This Split Dollar Agreement (the “Agreement”) is established and effective between ARGO-TECH CORPORATION, organized and existing under the laws of the State of Delaware (the “Company”), and Michael S. Lipscomb, a key employee and executive of the Company (the “Participant”), as of the 1st day of January, 1996.
W I T N E S S E T H:
     WHEREAS, the Participant has been employed by the Company since October 21, 1986, in the capacity of President and Chief Executive Officer and by reason thereof has acquired experience and knowledge of considerable value to the Company; and,
     WHEREAS, the Company wishes to continue this employment relationship and, as an inducement thereto, is willing to assist the Participant in the payment of premiums on a life insurance policy (the “Policy”) issued by Pacific Mutual Life Insurance Company (the “Insurer”) as an additional benefit to the Participant as its employee; and,
     WHEREAS, the Participant is willing to purchase and own a life insurance policy on the Participant’s life; and,
     WHEREAS, the Participant shall freely undertake such reasonable steps necessary to institute this Agreement, including the assigning to the Company of an interest in the Policy as provided herein.
     NOW THEREFORE, the Company and the Participant mutually agree that:
ARTICLE I
PURPOSE
     This Agreement is intended to qualify as a “split dollar” arrangement as described in Revenue Ruling 64-328, C.B. 1964-2. This Agreement, together with any other similar agreement between the Company and an employee of the Company, is established for the purpose of providing life insurance protection and is intended to be an employee welfare benefit plan which covers fewer than 100 participants within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”).
ARTICLE II
POLICY
     The Participant shall purchase the Policy on his life (the “Insured”) from the Insurer in an amount equal to three times the Participant’s Total Cash Compensation with respect to the Company’s immediately preceding fiscal year, as identified in Exhibit “A” attached hereto and made a part hereof.
ARTICLE III
POLICY INTERESTS
     3.1 The Participant shall be the owner of the Policy and shall assign to the Company an interest as determined in Paragraph 3.3 (the “Company’s Policy Interest”).
     3.2 For the purposes of this Agreement, the term “Cash Value” shall mean the cash surrender value of the Policy as defined in the Insurer’s policy form (the “Insurer’s Policy/Contract”) as identified in Exhibit “B” attached hereto and made a part hereof.
     3.3 For purposes of this Agreement, the Company’s Policy Interest shall be the lesser of an amount of Cash Value proportionate to the Company’s premium payments, or an amount of Cash Value equal to cumulative premium payments by the Company.
     3.4 The existence of the Company’s Policy Interest shall be evidenced by filing with the Insurer an assignment in a form accepted and required by the Insurer (the “Assignment”), substantially in the form in Exhibit “C” attached hereto and made a part hereof. The Participant shall execute such Assignment and take such other action necessary or desirable to perfect and/or maintain such assignment as may be reasonably requested by the Company.
     3.5 The Participant’s Policy Interest shall be the Cash Value and death benefit in excess of the Company’s Policy Interest.
ARTICLE IV
INCIDENTS OF OWNERSHIP
     4.1 Except as specified below and/or in the Assignment, the Participant shall have full incidents of ownership over the Participant’s Policy Interest, as provided in the Insurer’s Policy/Contract. Anything in this Agreement and/or the Assignment to the contrary notwithstanding, neither the Company nor the Participant shall obtain any loan on the Policy or surrender the Policy or effect any withdrawal from the Policy during the term of this Agreement.
     4.2 The Company shall have the incidents of ownership over its Policy Interest as provided in the Assignment, including the right to name the beneficiary and to receive a portion of the death benefit equal to its Policy Interest, so long as those incidents of ownership are not in contradiction to, or in addition to, the incidents of ownership provided in the Insurer’s Policy/Contract.
     4.3 Neither the Company nor the Participant shall take any action that would jeopardize the interests of the other party under this Agreement.
ARTICLE V
PAYMENT OF PREMIUMS
     5.1 The Company and the Participant agree to remit to the Insurer the entire annual premium due on the Policy in a timely manner at the beginning of each policy year occurring during the term of this Agreement and before the expiration of the grace period.

           5.2 Each such annual premium on the Policy shall be paid as follows:
(a)	The Participant shall pay a portion of each premium equal to the current term rate for the insured’s age multiplied by the excess of the current death benefit over the Company’s Policy Interest. The Company shall pay to the Participant as a “Bonus Payment” an amount equal to Participant’s portion of the premium due from the Participant. Such Bonus Payment shall be in addition to any other “bonus” or “incentive payment” payable to the Participant. Such Bonus Payment shall be subject to any tax or other withholding required by law or authorized by the Participant. For purposes of this subparagraph, the “current term rate” shall mean the lesser of the insurer’s annual term insurance rate or the rates specified in Revenue Rulings 64-328, C.B. 1964-2, 11 and 66-110, C.B. 1966-1, 12.

(b)	The Company shall pay a portion of the premium in excess of the portion of the premium paid by the Participant but in no event less than that amount necessary to keep the Policy in force as determined by the Insurer or greater than an amount which, when combined with the Participant’s portion of the premium, will not exceed the total premium allowable under the Policy pursuant to subparagraph (c) of this Article.

(c)	Subparagraphs (a) and (b) combined of Paragraph 5.2, together with Article VI, shall not result in a total premium equal to an amount that would make the Policy a Modified Endowment Contract pursuant to Section 7702A of the Internal Revenue Code of 1986, as amended, or that would cause this Policy to fail the definition of life insurance pursuant to Section 7702 of the Internal Revenue Code of 1986, as amended.
ARTICLE VI
ADDITIONAL POLICY BENEFITS AND RIDERS
            Subject to subparagraph (c) of Paragraph 5.2, the Participant may add any other rider to the Policy for his own benefit. Upon written request by the Company, the Participant shall add any rider to the Policy for the benefit of the Company. Any additional premium for any rider which is added to the Policy shall be paid by the party entitled to receive the benefits resulting from such rider, the provisions of subparagraphs (a) and (b) of Paragraph 5.2 to the contrary notwithstanding.

ARTICLE VII
NO ASSIGNMENT
     Neither of the parties to this Agreement may assign their rights, interest and/or obligations under this Agreement. Any attempt by either party to assign its rights, interest and/or obligations under this Agreement shall be void ab initio.
ARTICLE VIII
AMENDMENT
     This Agreement may be amended only by mutual agreement of the Participant and the Company by a written instrument signed by the Participant and the Company.
ARTICLE IX
MERGER AND REORGANIZATION OF COMPANY
     The Company will not merge, consolidate or reorganize its business activities with any other company or organization unless and until the other company or organization agrees to assume all obligations of the Company under this Agreement.
ARTICLE X
TERMINATION
     10.1 This Agreement shall terminate upon the earliest to occur of: (i) the date specified in a written instrument signed by the Participant and the Company; (ii) the date specified by the Participant in a written notice delivered to the Company, which date shall be not less than 30 days following the delivery of such notice to the Company; (iii) the date on which the Participant’s employment with the Company terminates for any reason other than the Participant’s death; or (iv) the date of the Participant’s death.
(a)	In the event of termination of this Agreement as provided in clauses (i), (ii), or (iii) of this Paragraph 10.1, above, the

Participant shall pay the Company within 60 days of the date of termination an amount equal to the Company’s Policy Interest. If the Participant pays the Company as provided in the immediately preceding sentence, the Company shall take all steps necessary to release the Assignment such that the Company’s Policy Interest comes under the full control of the Participant, and the Company shall thereafter no longer have any rights, interest, and/or obligations, whatsoever, under the Policy.
(b)	If the Participant fails to pay the Company within 60 days of the date of termination of this Agreement pursuant to the provisions of subparagraph 10.1(a), above, the Participant shall have no further rights or ownership interests in the Policy, but the Participant shall execute any and all instruments that may be required to vest ownership of said Policy in the Company; and thereupon the Company shall refund to the Participant that part of any payment made by the Participant under Article V for the premium payment period in which termination occurred representing the unexpired portion of that period.

(c)	In the event of termination of this Agreement as provided in clause (iv) of this Paragraph 10.1 above, or in the event this Agreement has terminated as provided in clauses (i), (ii), or (iii) of this Paragraph 10.1 above and 60 days from the date of termination have not elapsed and the Participant has not paid the Company pursuant to the provisions of subparagraph 10.1(a) above but within such 60 day period Participant dies, the Company shall be entitled to receive an amount of the death benefit of the Policy equal to the Company’s Policy Interest, and the remainder (if any) of the death benefit of the Policy (the Participant’s Policy Interest) shall be paid to the beneficiary thereof in accordance with the Policy and the Assignment.

(d)	Any payments under the Policy to the Company in connection with the rights or ownership interests assigned to the Company in the Assignment referred to in Paragraph 3.4 herein shall first be made from the Cash Value. The Participant shall have no rights or ownership interests in the Cash Value except to the extent the Cash Value thereof exceeds the total Company’s Policy Interest.
     10.2 In all matters regarding this Agreement after the death of the Participant, the Participant shall be represented solely by the executor or administrator or other personal representative of the Participant’s estate.

ARTICLE XI
ERISA PROVISIONS
     11.1 The following provisions are intended to meet the requirements of Part 4 of Title I of ERISA to the extent applicable to this Agreement:
(a)	The named fiduciary and Plan Administrator: The Argo-Tech Corporation Benefits Committee.

(b)	The funding policy is that all premiums on the Policy be remitted to the Insurer when due.

(c)	Direct payment by the Insurer is the basis of payment of benefits, with those benefits in turn being based on the payment of premiums as provided herein.
     11.2 The following provisions are intended to meet the requirements of Part 5 of Title I of ERISA to the extent applicable to this Agreement:
(a)	If for any reason a claim for benefits under the Plan is denied by the Company, the Plan Administrator shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:
(i)	the claimant’s claim shall be deemed filed when presented orally or in writing to the Plan Administrator; and

(ii)	the Plan Administrator’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.
(b)	The claimant shall have 60 days following his receipt of the denial of the claim to file with the Plan Administrator a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

(c)	The Plan Administrator shall decide the issue on review and furnish the claimant with a copy within 60 days following his receipt of the claimant’s request for review of his claims. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent plan provisions on which the decision is based. If a copy of the decision is not furnished to the claimant within such 60 days, the claim shall be deemed denied on review.
     11.3 The following provisions are intended, when taken in conjunction with Paragraph 11.4 and the other terms and provisions of this Agreement, including the Assignment and the computer-prepared illustration, to meet the requirements of a summary plan description for the benefit of the Participant and the beneficiaries pursuant to Part I of Title I of ERISA to the extent applicable.
(a)	The plan is a single employer plan sponsored by Argo-Tech Corporation.

(b)	The Company’s employer identification number (“EIN”) assigned by the Internal Revenue Service is 06 1100916 and the Plan number assigned by the Company is 010.

(c)	The Plan Administrator is The Argo-Tech Benefits Committee, c/o Argo-Tech Corporation, 23555 Euclid Avenue, Cleveland, Ohio 44117 (216/692-5259). The Plan Administrator shall also be the agent for the service of process at the above address.

(d)	The end of the Plan year for purposes of keeping Plan records is December 31st of each year.

(e)	In order to be eligible to participate in the plan, an employee must be selected by the Company.
     11.4 The following is intended to meet the “Statement of ERISA Rights” requirement of Part I of Title I of ERISA to the extent applicable.
As a participant in this plan you are entitled to certain rights and protection under ERISA. ERISA provides that all plan participants shall be entitled to:
(a)	Examine, without charge, at the Plan Administrator’s office all plan documents, including insurance contracts.

(b)	Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c)	In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of this employee benefit plan. The people who operate your plan are called “fiduciaries” of the plan, and have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your benefits or exercising your rights under ERISA.

(d)	You are entitled to receive a written explanation for the denial of your claims and you have the right to have the plan review and reconsider your claim. If you do not receive the material requested within 30 days of the request, you may file suit in Federal Court. The court may require the Plan Administrator to pay you up to $100 a day until you receive the requested materials.

(e)	If you are improperly denied a claim for benefits you may file suit in Federal Court. If it should happen that plan fiduciaries misuse the Plan’s money, or if you are discriminated against, you may seek assistance from the U.S. Department of Labor or you may file suit in Federal Court. If you are successful in your suit, the court may, if it so decides, require the other party to pay your legal costs, including attorney’s fees.

(f)	If you have any questions about this plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the U.S. Labor-Management Services Administration, Department of Labor.
ARTICLE XII
NOT AN EMPLOYMENT CONTRACT
            This Agreement is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute an employment contract between the Company and the Participant. No provision of this Agreement shall affect any employment agreement entered into between the Company and the Participant whether now or in the future. No provision of this Agreement shall be deemed to give the Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant or change the terms and conditions of the Participant’s employment at any time. No provision of this Agreement shall interfere with the right of the Participant to terminate his employment with the Company.
ARTICLE XIII
INSURER PROTECTION
     13.1 The Insurer shall be bound only by the terms and provisions of its Policy/Contract and by the terms and provisions of the Assignment, but only if that Assignment is made in a form acceptable and required by the Insurer and duly filed with the Insurer. Any payments made or actions taken by the Insurer in accordance with the Policy/Contract and the Assignment shall fully discharge it from all claims, suits and demands of all persons whatsoever. The Insurer shall in no way be bound by or be deemed to have notice of the terms and provisions, or any other rights, duties, obligations, or conditions of this Agreement.
     13.2 No term or provision herein shall be construed or deemed to grant any right to the Insurer to demand payment of any premium as a third-party beneficiary or otherwise.
ARTICLE XIV
PAROL EVIDENCE AND GOVERNING LAW
            This Agreement sets forth the entire agreement of the Company and the Participant. Any and all prior and contemporaneous agreements, to the extent inconsistent herewith, are superseded. Where not superseded by federal law, the law of the State of Ohio shall govern this Agreement.

ARTICLE XV
INTERPRETATION
     Words and phrases herein shall be construed as in the singular or plural as masculine, feminine or neuter gender as appropriate. The Article titles used herein are for organizational purposes only and shall have no determinative effect upon the rights, interests, and/or duties created in this Agreement.
ARTICLE XVI
MISCELLANEOUS
     16.1 Enforceability. This Agreement shall inure to the benefit of and be enforceable by the executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
     16.2 Notices. For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     16.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 27th day of June, 1996, and that, upon execution, each has received a confirming copy.

ARGO-TECH CORPORATION

/s/ Carol J. Forre	By:	/s/ Paul R. Keen

(Witness)	Its:	Vice President, General Counsel and Secretary

[illegible]	/s/ Michael S. Lipscomb

(Witness)	Michael S. Lipscomb

EXHIBIT “A”
PART I — LIFE INSURANCE POLICY

Insurer:	Pacific Mutual Insurance Company

Face Amount:	$1,173,791.00

Policy Number:	1A2302127-0

Date of Policy:	December 28, 1995
PART II — BENEFICIARY
Jeanne Lipscomb
     This Exhibit “A” is a part of the agreement covering the Participant’s insurance entered into between Argo-Tech Corporation and Michael S. Lipscomb on January 1, 1996.